        EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)

                                     Three months     Six months
                                        ended           ended       Year ended   Year ended      Year ended      Year ended
                                       March 31,      December 31,    June 30,     June 30,        June 30,        June 30,
                                        1999             1998           1998         1997            1996            1995
                                     ------------    -----------    -----------   ------------    -----------   ------------
FIXED CHARGES
   Interest expense                        $ 7.7          $14.4          $10.4          $10.9         $  5.1         $  3.7
   Portion of rent expense
      representative of interest             3.5            7.4           15.0            9.4            9.4            5.9
                                     ------------    -----------    -----------   ------------    -----------   ------------
                                            11.2           21.8           25.4           20.3           14.5            9.6

   Preferred dividend requirement            5.8           11.7           23.5           23.5           37.7           14.5
                                     ------------    -----------    -----------   ------------    -----------   ------------
Combined fixed charges and
     preferred dividend                    $17.0          $33.5          $48.9          $43.8         $ 52.2         $ 24.1
                                     ============    ===========    ===========   ============    ===========   ============

EARNINGS

   Income (loss) from continuing
      operations before income taxes,
      discontinued operations,
      fresh-start reporting adjustment
      and extraordinary item              ($51.2)(1)     ($23.5)(2)    ($237.5)(3)     ($22.3)(4)     $ 94.9 (5)      $ 6.9 (6)

   Fixed charges per above                  11.2           21.8           25.4           20.3           14.5            9.6
                                     ------------    -----------    -----------   ------------    -----------   ------------
                                          ($40.0)         ($1.7)       ($212.1)         ($2.0)        $109.4          $16.5
                                     ============    ===========    ===========   ============    ===========   ============

Ratio of earnings to combined
   fixed charges and
   preferred dividends                        --             --             --             --            2.1             --
                                     ============    ===========    ===========   ============    ===========   ============

Coverage deficiency                      $ (57.0)       $ (35.2)      $ (261.0)       $ (45.8)            --         $ (7.6)
                                     ============    ===========    ===========   ============    ===========   ============


                                                                  Predecessor
                                                                    Company
                                                                --------------
                                      Nine months                Three months
                                         ended                      ended
                                       June 30,                  September 30,
                                         1994                       1993
                                      ----------                 -------------
FIXED CHARGES
   Interest expense                        $ 3.5                         $ 1.2
   Portion of rent expense
      representative of interest             5.6                           2.7
                                      ----------                 -------------
                                             9.1                           3.9

   Preferred dividend requirement            8.7                            --
                                      ----------                 -------------
Combined fixed charges and
     preferred dividend                    $17.8                         $ 3.9
                                      ==========                 =============

EARNINGS

   Income (loss) from continuing
      operations before income taxes,
      discontinued operations,
      fresh-start reporting adjustment
      and extraordinary item               $18.4                         $(8.5)

   Fixed charges per above                   9.1                           3.9
                                       ---------                  ------------
                                           $27.5                         ($4.6)
                                       =========                 =============

Ratio of earnings to combined
   fixed charges and
   preferred dividends                       1.5                            --
                                       =========                 =============

Coverage deficiency                          --                   $       (8.5)
                                      ==========                 =============


(1) Includes $48.3 million of acquisition-related charges
(2) Includes $35.1 million of acquisition-related charges
(3) Includes $23.2 million of acquisition-related, restructuring and Chapter 11-related charges
(4) Includes $36.3 million of acquisition-related,restructuring and Chapter 11-related charges
(5) Includes $(1.1) million of acquisition-related,restructuring and Chapter 11-related charges
(6) Includes $62.1 million of acquisition-related,restructuring and Chapter 11-related charges